Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION ANNOUNCES

FILING OF COMPLAINT AGAINST BRIAN D. FITZGERALD,

CAPITAL PARTNERS, INC., FGS, INC. AND CP ACQUISITION, L.P. NO. 1

Greenwich, CT — April 11, 2005 — Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that it has learned that a complaint, dated March 29, 2005, styled Montauk Partners L.P., Wilmington Interstate Corporation, Virginia Retirement System, Landmark Secondary Partners IX, L.P., Illinois State Universities Retirement System, State of Montana Board of Investments, and Erste Bank v. Brian D. Fitzgerald, Capital Partners, Inc., FGS, Inc., CP Acquisition, L.P. No. 1, and Capital Partners Holdings II-A, L.P. and Capital Partners Holdings II-B, L.P., had been filed in the Court of Chancery of the State of Delaware.  The complaint names Brian D. Fitzgerald, Capital Partners, Inc., FGS, Inc. and CP Acquisition, L.P. No. 1 (“CP Acquisition”), as defendants (collectively, the “Defendants”), and Capital Partners Holdings II-A, L.P. and Capital Partners Holdings II-B, L.P., as nominal defendants (collectively, the “Partnerships”), and was filed by certain limited partners of the Partnerships.  Among other things, the complaint alleges that the Defendants (other than CP Acquisition) (a) breached the limited partnership agreements of the Partnerships “by failing to use their best efforts to wind up the affairs of the Partnerships by March 31, 2002” and “may” have breached those agreements, “as well as other agreements,” by making their offers, and (b) breached their fiduciary duties to the Partnerships and each of the Partnership’s respective limited partners by failing to wind up the affairs of the Partnerships, by failing to cause the shares of Class A Common Stock held by CP Acquisition, presently consisting of approximately 66% of such shares outstanding, “to be sold or distributed in kind prior to March 31, 2002”, and by pursuing their offers and “refusing to vote [the shares of Class A Common Stock] indirectly owned by the Partnerships in favor of other offers for such stock.”  The complaint seeks, among other things, (i) “[m]andatory injunctive relief requiring the [Defendants (other than CP Acquisition)] to liquidate immediately the assets of [the Partnerships], including requiring [the] [D]efendants to cause to be sold the [shares of Class A Common Stock] owned indirectly by the Partnerships, and to otherwise conclude the winding up of the affairs of each Partnership”; (ii) “[t]he appointment of a liquidating trustee .. . . empowered to liquidate, wind up the affairs of, and terminate, the Partnerships”; and (iii) such further injunctive relief, damages, attorneys’ fees, costs, expenses, and other relief that is just and appropriate or available under the circumstances.

The plaintiffs filed a motion in the Court of Chancery of the State of Delaware, dated March 29, 2005, seeking expedited proceedings, “so that a final hearing or trial on the merits may be held in June 2005.”  A scheduling conference has now been set down on this matter for April 13, 2005.

It is the Company’s understanding that the Defendants intend to vigorously defend this action.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.